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                                [KEYCORP LOGO]

NEWS                                    KEYCORP
                                        127 Public Square
                                        Cleveland, Ohio 44114-1306


                                        Tel: 216 689-0234
                                        Fax: 216 689-5115


MEDIA CONTACTS:                      ANALYST CONTACTS:
Bill Murschel   (216) 689-0457       Jay S. Gould         (216) 689-4721
John Fuller     (216) 689-8140       Vernon L. Patterson  (216) 689-0520


FOR IMMEDIATE RELEASE

                 KEYCORP REPORTS THIRD QUARTER 1995 EARNINGS
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        CLEVELAND, October 17, 1995 -- KeyCorp (NYSE: KEY) today reported earnings of $210 million, or $0.90 per common share, for the 1995 third quarter. This was up from $199 million, or $0.83 per common share, for the 1995 second quarter. Earnings in the 1994 third quarter were $229 million, or $0.92 per common share.

        "We are pleased to report another quarter of solid earnings improvement concurrent with excellent progress in implementing several previously announced strategic initiatives," said Robert W. Gillespie, KeyCorp president and chief executive officer. "Loan volume was good and credit quality remained strong. We were also encouraged by continued growth in revenues from our fee-based businesses. The reduction in FDIC insurance premiums also positively impacted the quarter, bringing consumer deposit costs more in line with historical experience."

        Gillespie continued, "The most important strategic event of the quarter was the formalization of our national consumer finance business. KeyBank USA
(Ohio) was established and will serve as the national platform for all of our non-branch related consumer finance businesses including automotive financing, marine and recreational vehicle lending, student loans, and credit cards. We also completed the AutoFinance Group, Inc. acquisition, giving us a nationwide presence in the non-prime auto finance market and making KeyCorp a full-service lender to our dealer relationships across the country. This was an important step in fulfilling our commitment to be one of the nation's top consumer lenders."


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                            AMERICA'S FIRST CHOICE
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KEYCORP EARNINGS
OCTOBER 17, 1995
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        Gillespie concluded, "During the fourth quarter, we plan to complete the share repurchase program announced for 1995. There are approximately 4.1 million shares remaining in that 12 million share program."

        James W. Wert, KeyCorp senior executive vice president, said, "The corporation continued to exhibit good core earnings momentum in the third quarter with a return on average total assets of 1.25% and a return on average common equity of 18.07%. Average common shares declined from 235 million shares in the second quarter to 228 million shares in the third quarter, reflecting the impact of KeyCorp's share repurchase program. Total shares repurchased through the first nine months of 1995 were 19.9 million. On September 27, 1995, 9.6 million shares were reissued in connection with the AutoFinance Group, Inc. acquisition."

        Wert continued, "Consistent with our focus on managing the balance sheet to generate superior returns on capital, during the third quarter we completed a $299 million securitization of auto loans, our first, and sold $500 million of residential mortgage loans. These loan sales and securitizations, involving lower spread assets, had the positive effects of improving the net interest margin, increasing liquidity and enhancing capital flexibility."

        Net interest income in the third quarter totaled $666 million, unchanged from the second quarter. Average earning assets declined by $495 million, primarily due to the securitization of auto loans, the sale of residential mortgage loans, and the continued runoff of investment securities. Excluding these items, average earning assets would have increased modestly from the prior quarter and average loans would have increased $638 million, or 5% on an annualized basis. The net interest margin in the 1995 third quarter was 4.50 percent, up slightly from the previous quarter, reflecting stable loan and deposit spreads.


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KEYCORP EARNINGS
OCTOBER 17, 1995
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        Noninterest income in the 1995 third quarter totaled $235 million, compared with $223 million in the second quarter. Excluding net securities transactions, noninterest income increased by $14 million, or 7 percent, compared to the 1995 second quarter. Service charges on deposit accounts, credit card fees, insurance and brokerage income and mortgage banking income all posted increases over the prior quarter, while trust and asset management revenues were down slightly from a strong 1995 second quarter, but up 8% from the prior year quarter. Other income was up $10 million from the prior quarter, reflecting $4 million in gains from loan sales and securitizations, with the remainder of the increase spread over a number of activities.

        Noninterest expense in the 1995 third quarter totaled $560 million, compared with $569 million in the second quarter. The decrease reflected a retroactive reduction in the Bank Insurance Fund assessment rate, resulting in a $25 million return of insurance premiums for the period covering June 1 to September 30, 1995, with $18 million of this amount applicable to the current quarter. This insurance premium decrease was partially offset by a $16 milllion increase in expenses, largely due to spending in support of our strategic initiatives. Total noninterest expense in the third quarter included $11 milllion of strategic expenses, up from $7 million in the previous quarter.

        Asset quality measures remained strong. Nonperforming assets remained stable in the quarter and represented 0.76 percent of loans plus other real estate owned and other nonperforming assets at September 30, 1995. Net loan charge-offs in the third quarter remained low at only $28 million, or 0.23 percent of average loans. The provision for loan losses for the 1995 third quarter was $28 million, covering the quarter's net loan charge-offs. The allowance for loan losses as a percent of period-end loans remained stable at
1.82 perecent. At the end of the third quarter, the nonperforming loan coverage ratio was 281 percent, up from 279 percent in the prior quarter.

        At September 30, 1995, KeyCorp's assets totaled $68.0 billion and shareholders' equity totaled $5.1 billion. The Tier 1 Capital ratio was estimated at 7.58 percent and the Total Capital ratio was estimated at 10.84 percent.

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